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                                                                     Exhibit 99

NEWS RELEASE                                            [HUNTINGTON BANKS LOGO]



FOR IMMEDIATE RELEASE
SUBMITTED: DECEMBER 9, 1997

FOR FURTHER INFORMATION, CONTACT:

                           MEDIA:                                   ANALYSTS:
                           ------                                   ---------
NATIONSBANK                SCOTT SCREDON   (404) 607-5225           SUSAN CARR     (704) 386-8059
BARNETT BANKS              JERRI FRANZ     (904) 791-5455           JOHN GLOVER    (904) 791-7627
HUNTINGTON BANCSHARES      HILLARY JEFFERS (614) 480-5413           LAURIE COUNSEL (614) 480-3878


            HUNTINGTON BANCSHARES TO DOUBLE PRESENCE IN FLORIDA WITH
              PURCHASE OF BARNETT BANKING OFFICES FROM NATIONSBANK

         COLUMBUS, Ohio -- Huntington Bancshares Incorporated (NASDAQ: HBAN), Barnett Banks Inc. (NYSE: BBI) and NationsBank Corporation (NYSE: NB) jointly announced today they have signed a definitive agreement for Huntington to acquire 60 Barnett Bank banking offices and associated deposit and loan products from NationsBank in Florida, primarily concentrated in the Tampa/St. Petersburg area. This transaction will more than double Huntington's deposits and banking offices, making it one of the largest banks in the state.
         Huntington will purchase the assets and liabilities of certain Barnett banking offices in the following banking markets:
         - Tampa, St. Petersburg, Sarasota and Ft. Myers, representing $2.3 billion in deposits;
         -  Melbourne, representing $156 million in deposits; and,
         -  Daytona, representing $120 million in deposits.
The purchase includes both consumer and commercial accounts associated with the banking offices. Barnett will retain the rest of its current business in these five markets. Huntington plans to retain all the Barnett associates currently employed at the banking offices it acquires.
         "We view this purchase as an excellent opportunity to acquire market share in locations that complement Huntington's current market position in Florida," said Frank Wobst, chairman and chief

             VISIT THE HUNTINGTON'S WEB SITE AT www.huntington.com

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executive officer of Huntington Bancshares Incorporated. "Huntington is uniquely positioned to leverage this opportunity through our existing Central and West Coast Florida franchise and infrastructure." In addition to the $2.6 billion in deposits, the acquisition will bring to Huntington approximately $1.6 billion in loans and 212,000 customer relationships.
         The transaction is expected to close in the second quarter of 1998, subject to approval by appropriate regulatory authorities and the completion of the Barnett merger with NationsBank. Under terms of the agreement, Huntington will pay a premium of approximately $523 million (present valued tax benefits of $102 million) for the deposits, loans, and fixed assets, with the exact amount being determined by deposit levels at closing. Continuing its tradition of maintaining strong capital, Huntington will provide additional capital for this transaction by issuing a combination of trust preferred securities and common stock. Each offering will be made only by means of a prospectus. The acquisition, together with the issuance of additional capital, is expected to be $0.01 accretive to Huntington's 1998 earnings per share and $0.06 accretive to 1998 cash earnings per share. Likewise, the acquisition is expected to be $0.02 accretive to 1999 earnings per share and $0.12 accretive to 1999 cash earnings per share.
         Today's transaction is part of the NationsBank merger with Barnett announced August 29, 1997, which is pending regulatory and shareholder approval. The banking office sale was initiated to satisfy antitrust regulations.
         "We are very pleased to have achieved this agreement with Huntington and believe it represents a solution that best serves our associates, our customers and the interests of Florida," said Allen L. Lastinger, Jr., who will be chairman of NationsBank Florida following Barnett's merger.
         Lastinger said it will be "business as usual" for associates and customers at the affected branches until legal closing of the purchase. "We have a great deal of respect for Huntington and view them as a formidable competitor as both companies strive to offer the best possible service to Florida residents."
         With over 131 years of serving the financial needs of its customers, Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio with assets of $25.6 billion. Huntington entered the Florida market in the mid-1980's and has significantly increased its bank acquisition activity there since 1995. Including the banking offices acquired from NationsBank, the company will have 110 banking offices in Florida with $4.1 billion in deposits.

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Huntington provides innovative products and services through its 531 offices in
Ohio, Florida, Georgia, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Pennsylvania, South Carolina, Virginia and West Virginia. Huntington also offers products and services through its technologically-advanced, 24-hour telephone bank, a network of more than 1,200 ATMs and its Web Bank at www.huntington.com. It was recently added to the S & P 500 index.
         NationsBank has retail and commercial banking operations in 16 states and the District of Columbia. As of September 30, 1997, NationsBank had total assets of $242 billion.

FORWARD LOOKING STATEMENT DISCLOSURE
-------------------------------------
This press release contains forward-looking statements which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; and the nature and extent of legislative and regulatory actions and reforms.

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